Exhibit 10.5

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (this “Agreement”) is made by and between Byron A. Dunn (“EMPLOYEE”) and CAMAC Energy Inc. (“COMPANY”) effective as of April 11, 2011 (the “Effective Date”).

WITNESSETH

1.           Whereas, EMPLOYEE and COMPANY entered into an employment agreement effective September 21, 2010 (the “Employment Agreement”); and

2.           Whereas, EMPLOYEE is resigning his employment from the COMPANY and from his position on the Board of the COMPANY effective as of the Effective Date; and

3.           Whereas, EMPLOYEE and COMPANY desire to clarify EMPLOYEE’s obligations with respect to any trade secrets and/or proprietary and confidential information acquired during EMPLOYEE’s employment; and

4.           Whereas, EMPLOYEE desires to release any claims or causes of action EMPLOYEE may have against the COMPANY, including without limitation those that may have arisen from EMPLOYEE’s employment or the end of EMPLOYEE’s employment with the COMPANY; and

5.           Whereas, COMPANY desires to release any claims or causes of action COMPANY may have against EMPLOYEE.

Now, therefore, for and in consideration of the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, EMPLOYEE and the COMPANY hereby agree:

Section  1. Severance and Other Benefits.  The COMPANY, in exchange for the promises of EMPLOYEE contained below, agrees as follows:

A.  COMPANY agrees to pay EMPLOYEE the total amount of $600,000.00 less any legally required deductions and withholdings.  This amount will be paid in two separate installments.   A first payment of $400,000.00, minus any applicable deductions and withholdings, will be made on the first business day following the expiration of the EMPLOYEE’s revocation option set forth in Section 5(C) below.  A second payment of $200,000.00, minus applicable deductions and withholdings, will made within ninety (90) days after the Effective Date.

B.  During the portion, if any, of the eighteen-month period following the Effective Date that EMPLOYEE elects to continue coverage for EMPLOYEE and EMPLOYEE’s eligible dependents under the COMPANY’s group health and dental plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and/or Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, the COMPANY shall reimburse Executive on a monthly basis for the premium costs paid by EMPLOYEE in order to continue such health and/or dental coverage (the “COBRA Reimbursement”).  The COMPANY shall provide the COBRA reimbursement within five days after EMPLOYEE submits documentation to the COMPANY evidencing his monthly payments to elect applicable continuation coverage; provided, however, that EMPLOYEE must submit such documentation within (30) days of his applicable payments, and provided further that the COMPANY shall have no obligation to make the COBRA Reimbursements described above as of the date that EMPLOYEE becomes eligible to participate in another entity’s health and/or dental insurance coverage, as applicable (which such eligibility shall be promptly reported by EMPLOYEE to the COMPANY).

C.  Upon expiration of the EMPLOYEE’s revocation option set forth in Section 5(C), the 250,000 shares of restricted stock issued to EMPLOYEE pursuant to Section 3(d)(i) of the Employment Agreement and issued in accordance with the COMPANY’s 2009 Equity Incentive Plan (the “Plan”) shall become fully vested pursuant to the terms of the Plan, and all restrictions relating to such shares under the Plan shall be released.  Within five business days thereafter, COMPANY shall deliver to EMPLOYEE a certificate evidencing such shares free and clear of any restriction upon transfer; provided, however, that such shares shall continue to be subject to the transfer restrictions and reporting requirements set forth in Section 16 of the Securities Exchange Act of 1934, and any other state or federal laws applicable to the transfer of securities.

D.  COMPANY acknowledges and agrees that EMPLOYEE shall remain covered by COMPANY’S Directors and Officers Errors and Omissions Liability Insurance (the “Insurance Policy”) to the extent applicable under that Insurance Policy with regard to legal proceedings EMPLOYEE may become a party to that relate to matters occurring during the time when EMPLOYEE was employed by the COMPANY.

E.      COMPANY shall pay in accordance with its normal payroll procedures, the base salary payable to EMPLOYEE under the Employment Agreement accruing prior to the Effective Date and shall reimburse EMPLOYEE for all ordinary business expenses in accordance with COMPANY’s business expense reimbursement policy.  EMPLOYEE shall submit evidence of reimbursable business expenses incurred prior to the Effective Date within 10 business days after the Effective Date and COMPANY shall reimburse such business expenses within five business days after receipt of such evidence.

Section  2. Prior Rights and Obligations.  Except as provided for in this Agreement, this Agreement extinguishes all rights, if any, which EMPLOYEE may have, contractual or otherwise, relating to his employment with the COMPANY, including any rights to severance benefits under the Employment Agreement.  EMPLOYEE expressly acknowledges and agrees that his employment will end, or has ended, as of the Effective Date and that he has not vested, and will not vest, in the stock options referenced in Section 3(d) of the Employment Agreement.  Further, in entering this Agreement, EMPLOYEE expressly acknowledges and agrees that he has received all leaves (paid and unpaid) and compensation that he is owed (other than sums that he is owed under this Agreement) as a result of, or arising out of, his employment with the COMPANY.

Section  3. Resignation.  Effective as of the Effective Date, EMPLOYEE has resigned from his employment with the COMPANY and from the Board of Directors of the COMPANY (the “Board”).

Section  4. Release by Employee.  EMPLOYEE hereby releases and discharges the Company, the Board, their predecessors, successors, affiliates, subsidiaries and each of their respective owners, partners, officers, directors, members, employees, agents, attorneys, successors, administrators and insurers (collectively the “Company Parties”), from any and all claims, demands, liabilities and causes of action, whether statutory or common law, including, but not limited to, any claim for salary, benefits, payments, expenses, costs, damages, penalties, compensation, remuneration, contractual entitlements; and all claims or causes of action relating to any matter occurring on or prior to the date that EMPLOYEE executed this Agreement, including without limitation any claim arising out of, or relating to:  (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993, as amended; (xi) any state or federal anti-discrimination law; (xii) any other local, state or federal law, regulation or ordinance; (xiii) any public policy, contract, tort, or common law claim; (xiv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in the matters referenced herein; and (xv) any and all claims EMPLOYEE may have arising as the result of any alleged breach of any contract, incentive compensation plan or agreement, restricted unit agreement, or stock option plan or agreement with any Company Party including, without limitation the Employment Agreement (collectively, the “Released Claims”).  This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, EMPLOYEE is simply agreeing that, in exchange for the consideration recited in Section 1 of this Agreement, any and all potential claims of this nature that EMPLOYEE may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.

(b)     Notwithstanding this release of liability, nothing in this Agreement prevents EMPLOYEE from filing any non-legally waivable claim, including a challenge to the validity of this Agreement with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency, or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency; however, EMPLOYEE understands and agrees that he is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency proceeding or subsequent legal actions.  Further, in no event shall the Released Claims include any claim which arises after the date this Agreement is executed by EMPLOYEE, including any claim to enforce EMPLOYEE’S rights under this Agreement.

Section  5. ADEA Rights.  EMPLOYEE further acknowledges that:

A.  He has been advised in writing by virtue of this Agreement that he has the right to seek legal counsel, and he has sought such counsel, before signing this Agreement.

B.  He has been given twenty-one (21) days within which to consider the waivers included in this Agreement. If EMPLOYEE chooses to sign the Agreement at any time prior to that date, it is agreed that EMPLOYEE signs willingly and voluntarily and expressly waives his right to wait the entire twenty-one (21) day period as provided in the law.

C.  EMPLOYEE has seven (7) days after signing this Agreement to revoke it.  This Agreement will not become effective or enforceable until the revocation period has expired. Any notice of revocation of the Agreement is effective only if given to Clark R. Moore, Esq., Corporate Counsel and Secretary of the COMPANY (at the address of the COMPANY set forth below), in writing by the close of business on the seventh (7th) day after EMPLOYEE’S signing of this Agreement. EMPLOYEE acknowledges and agrees that if he chooses to revoke his acceptance of this Agreement, he will not receive the payments and benefits set forth in Section 1.

D.  EMPLOYEE agrees that he is receiving, pursuant to this Agreement, consideration greater than anything of value to which he is already entitled.

Section  6. Release by Company.  COMPANY hereby releases and discharges the EMPLOYEE, his successors, administrators and legal representatives (collectively the “Employee Parties”), from any and all claims, demands, liabilities and causes of action, whether statutory or common law, including, but not limited to, any claim for losses, expenses, costs, damages, penalties, and all claims or causes of action relating to any matter occurring on or prior to the date that EMPLOYEE executed this Agreement, including without limitation any claim arising out of, or relating to:  (i) any public policy, contract, tort, or common law claim, including, without limitation, any claim for breach of a fiduciary duty or other obligation to COMPANY and any claims arising under or based upon the Employment Agreement; and (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in the matters referenced herein (collectively, the “Released Claims”).  This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, COMPANY is simply agreeing that, in exchange for the promises of EMPLOYEE in this Agreement, any and all potential claims of this nature that COMPANY may have against the Employee Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.

Section  7. Continuation of Indemnity Rights.  COMPANY agrees that EMPLOYEE shall, notwithstanding EMPLOYEE’s resignation and the terms of this Agreement, continue to be the beneficiary of any Indemnity provisions in the COMPANY’s Articles of Incorporation or Bylaws and any Indemnity Agreement executed by EMPLOYEE and COMPANY prior to the date hereof.

Section  8. Opportunity to Consult with Professional Advisors.  EMPLOYEE expressly acknowledges and agrees that he has had the opportunity to consult with, and has consulted with independent legal, tax and other professional advisors of his choosing with regard to his entry into this Agreement and the consequences thereof. EMPLOYEE acknowledges and agrees that he enters into this Agreement knowingly and voluntarily with full understanding of the claims released herein and the tax consequences of the payments and benefits to be received by him hereunder.

Section  9. Proprietary and Confidential Information.  EMPLOYEE agrees and acknowledges that, during the course of his employment with the COMPANY, he has acquired information regarding the COMPANY’s trade secrets and/or proprietary and confidential information related to the COMPANY’s past, present and anticipated business.  Therefore, except as may be required by law, EMPLOYEE acknowledges that EMPLOYEE will not, at any time, disclose to others, permit to be disclosed, used, permit to be used, copy or permit to be copied, any trade secrets and/or proprietary and confidential information acquired during his employment with the COMPANY.

Section  10. Amendments.  This AGREEMENT may only be amended in writing signed by EMPLOYEE and an authorized officer of the COMPANY.

Section  11. Confidentiality.  COMPANY agrees it will, that the Company Parties not, and that any person acting on behalf of the COMPANY or the Company Parties will not, and EMPLOYEE agrees that he will not and that any person acting on EMPLOYEE’s behalf will not, directly or indirectly, speak about, disclose or in any way, shape or form communicate to anyone, except as permitted in this Section, the terms of this AGREEMENT or the consideration paid under this Agreement.  COMPANY and EMPLOYEE agree that the above described information may be disclosed only as follows:

A.  to the extent as may be required by law to support the filing of EMPLOYEE’S or COMPANY’s income tax returns or any legally required disclosures or legal filings;

B.  to the extent as may be compelled by legal process;

C.  to the extent necessary to EMPLOYEE’s legal or financial advisors, but only after such person to whom the disclosure is to be made agrees to maintain the confidentiality of such information and to refrain from making further disclosures or use of such information.

Section  12. Non-disparagement.

A.  EMPLOYEE shall not make any unfavorable or unflattering statements about the Company Parties including, but not limited to, comments about the conduct of other employees or Board members.  EMPLOYEE agrees that he will not disparage, criticize, condemn or impugn the business or personal reputation or character of the COMPANY or any affiliated company, or any present or former COMPANY employees or Board members, or any employees or board members of any affiliated companies, or any of the actions which are, have been or may be taken by the COMPANY with respect to or based upon matters, events, facts or circumstances arising or occurring prior to the date of execution of this AGREEMENT.  In response to inquiries, EMPLOYEE may respond that he voluntarily resigned his employment from the COMPANY and membership on the Board for personal reasons.

B.  COMPANY shall not make any unfavorable or unflattering statements about the EMPLOYEE including, but not limited to, comments regarding the conduct of EMPLOYEE and shall provide only confirmation of employment dates and compensation level to any person to whom COMPANY provides information about EMPLOYEE’s employment by COMPANY.  COMPANY agrees that it will not disparage, criticize, condemn or impugn the business or personal reputation or character of EMPLOYEE.  In response to any inquiries, COMPANY may respond that EMPLOYEE voluntarily resigned his employment with the COMPANY and membership on the Board for personal reasons.

Section  13. Cooperation.  EMPLOYEE shall cooperate with the COMPANY to the extent reasonably required by the COMPANY in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work.  COMPANY hereby agrees to indemnify EMPLOYEE in connection with all such lawful actions which EMPLOYEE shall take after the Effective Date in performing such cooperation requested by the COMPANY. EMPLOYEE agrees to immediately notify the COMPANY, if he is served with legal process to compel him to disclose any information related to his employment with the Company, unless prohibited to do so by law.

Section  14. Documents.  EMPLOYEE agrees to deliver at the termination of employment all correspondence, memoranda, notes, records, data, or information, analysis, or other documents and all copies thereof, including information in electronic form, which are related in any manner to the past, present or anticipated business of the COMPANY or its affiliated companies.

Section  15. Enforcement of Agreement and Release.  Should any provisions of this Agreement be held invalid or wholly or partially unenforceable, such holdings shall not invalidate or void the remainder of this Agreement.  Portions held to be invalid or unenforceable shall be revised and reduced in scope as to be valid and enforceable, or if such is not possible, then such portion shall be deemed to have been wholly excluded with the same force and effect as if they had never been included herein.

Section  16. Notices. Any notice, request, demand, waiver or consent required or permitted hereunder shall be in writing and shall be given by prepaid registered or certified mail, with return receipt requested, addressed as follows:

For the COMPANY: 1330 Post Oak Blvd., Suite 2575 Houston, Texas 77056 Attn: Chief Executive Officer With a copy to the General Counsel

For the EMPLOYEE: Byron Dunn c/o Chris C. Pappas Kane Russell Coleman & Logan PC 919 Milam Street, Suite 2200 Houston, Texas 77002

The date of any such notice and of such service thereof shall be deemed to be the date of mailing.  Each party may change its address for the purpose of notice by giving notice to the other in writing.

Section  17. Choice of Law. It is agreed that the laws of Texas shall govern this Agreement and that venue for any claim necessary to enforce the provisions of this Agreement shall be proper in state or federal courts located in Harris County, Texas.

Section  18. Remedies. The Parties agree that because damages at law for any breach or nonperformance of this Agreement by EMPLOYEE, while recoverable, will be inadequate, this Agreement may be enforced in equity by specific performance, injunction, or otherwise. Should any provisions of this Agreement be held to be invalid, such holdings shall not invalidate or void the remainder of this Agreement.  EMPLOYEE shall be entitled to enforce his rights and the COMPANY’s obligations under this Agreement by any and all applicable actions at law or equity.

Section  19. Announcement.  EMPLOYEE shall be entitled to review and comment upon the 8-K notice of his retirement to be issued by the COMPANY and any press release by the COMPANY announcing his resignation of employment and resignation as a member of the Board.

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IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT AND RELEASE AS OF THE EFFECTIVE DATE.

EMPLOYEE

By:	/s/ Byron A. Dunn	April 11, 2011
	Byron A. Dunn	DATE

THE COMPANY

By:	/s/ Kase Lawal	April 11, 2011
	Kase Lawal	DATE
Chairman of the Board CAMAC Energy, Inc.